Exhibit 10.1

PRIMUS GUARANTY, LTD.

INCENTIVE COMPENSATION PLAN

(including amendments through March 24, 2008)

Section 1. Purpose

The Plan authorizes the Administrator to provide Employees, who are in a position to contribute to the long-term success of the Company or its subsidiaries, with Shares, Share Units, and Options to acquire Shares in the Company, as well as cash-based incentives. The Company believes that this incentive program will cause those persons to increase their interest in the welfare of the Company and its subsidiaries, and aid in attracting, retaining and motivating employees of outstanding ability. The Plan is intended to qualify certain compensation awarded under the Plan as “performance-based” compensation under Code Section 162(m) to the extent deemed appropriate by the Administrator.

Section 2. Definitions

Capitalized terms not otherwise defined herein shall have the meanings set forth in this Section.

(a) “Administrator” shall mean the Compensation Committee or the Board, where the Board is acting as the Administrator or performing the functions of the Administrator, as set forth in Section 4.

(b) “Award” means a compensatory award made pursuant to the Plan pursuant to which a Grantee receives, or has the opportunity to receive, Shares or cash.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” shall have the meaning set forth in the Senior Management Severance Pay Plan.

(e) “Cause” shall have the meaning ascribed thereto in any employment agreement between the Company or any of its subsidiaries and the Grantee, or, if there is no employment agreement or if any such employment agreement does not contain a definition of “cause”, then Cause shall mean a finding by the Administrator that the Grantee has (i) been charged with a felony or a crime involving moral turpitude, (ii) committed an act of fraud or embezzlement against the Company or its subsidiaries, (iii) failed, refused or neglected to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the directives of the Company, or (iv) willfully engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

(f) “Company” shall mean Primus Guaranty, Ltd., a corporation organized under the laws of Bermuda.

(g) “Compensation Committee” means the Compensation Committee of the Board.

(h) “Disability” shall have the meaning ascribed thereto in any employment agreement between the Company or any subsidiary of the Company and the Grantee, or, if there is no employment agreement or if any such employment agreement does not contain a definition of “disability”, then Disability shall mean the Grantee’s inability, by reason of a physical or mental impairment, to substantially perform his job functions for a period of six consecutive months.

(i) “Economic Results” shall mean the adjustment of the Company’s United States generally accepted accounting principles (“GAAP”) results by excluding any unrealized gains or losses on Primus Financial Products, LLC’s (“Primus Financial”) portfolio of credit swaps sold, and any realized gains from termination of credit swaps sold prior to maturity, although it amortizes those gains over the remaining original lives of the terminated contracts, except for credit swamps purchased as investments.

(j) “Employee” shall mean any person or entity that is providing, or has agreed to provide, services to the Company or a subsidiary of the Company, whether as an employee, director or independent contractor.

(k) “Fair Market Value” of a Share on any given date shall mean the closing price on the date of the grant, as quoted on the stock exchange or market on which the Shares are listed.

(l) “Forfeiture” means the right of the Company or any of its affiliates to acquire Shares issued under the Plan upon a Grantee’s termination of employment with the Company and its subsidiaries at a price per Share that is less than Fair Market Value, or, in the case of Share Units, the forfeiture by the Grantee of the right to receive Shares at a future date or upon the occurrence of a future event, in each case as set forth in a Grant Certificate.

(m) “Grant Certificate” shall mean a certificate accepted by the Grantee, or other written agreement between the Company and the Grantee, evidencing the grant of an Option, Share Unit or Shares hereunder and containing such terms and conditions, not inconsistent with the Plan, as the Administrator shall approve.

(n) “Grantee” shall mean an Employee granted an Award under the Plan.

(o) “IPO” shall mean consummation of an underwritten registered initial public offering of the Company’s Shares.

(p) “ISO” shall mean any Option or portion thereof that is designated in a Grant Certificate as an ISO and meets the requirements of an incentive stock option under Section 422 of the Internal Revenue Code of 1986.

(q) “Nonqualified Option” shall mean any Option or portion thereof that either is designated by the Administrator as such or is otherwise not an ISO.

(r) “Options” shall refer to options issued under and subject to the Plan.

(s) “Plan” shall mean the Primus Guaranty, Ltd. Incentive Compensation Plan as set forth herein and as amended from time to time.

(t) “Qualified Member” means a member of the Committee who is a “non-employee director” of the Company as defined in Rule 16b-3(b)(3) under the United States Securities Exchange Act of 1934 and an “outside director” within the meaning of Regulation § 1.162-27 under Code Section 162(m).

(u) “Retirement” shall mean the termination of a Grantee’s employment with the Company and its subsidiaries that is approved by the Administrator and occurs on or after the Grantee’s attainment of age 62.

(v) “Sale” shall mean the sale of the Company (whether by merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets or otherwise) in one transaction or a series of related transactions to a person or entity, pursuant to which such person or entity (together with its affiliates) acquires (i) securities representing at least 50% of the value or a majority of the voting power (with respect to any matter) of all securities of the Company, assuming the conversion, exchange or exercise of all securities convertible, exchangeable or exercisable for or into voting securities, or (ii) at least 50% of the Company’s consolidated assets; provided that a Sale will not be deemed to have occurred by reason of a primary issuance of securities by the Company in a financing transaction.

(w) “Share” shall mean a common share, par value $.01, of the Company.

(x) “Share Units” shall have the meaning set forth in Section 6(e).

(y) “Unvested Shares” shall refer to Shares issued under and subject to the Plan that are subject to Forfeiture, except where such Forfeiture can occur only upon a termination of employment for Cause.

Section 3. Shares Available under the Plan

(a) Aggregate Number of Shares Available for Awards. The total number of Shares underlying Options and Share Units granted under the Plan plus the total number of Shares awarded under the Plan other than pursuant the exercise of Options or maturity of Share Units shall not exceed the sum of 11,149,213, plus the number of Shares or Share Units awarded to Employees outside of the Plan, up to a maximum of 4,700,000, that are forfeited or reacquired by the Company at a price less than the Fair Market Value thereof upon such Employee’s termination of employment with the Company and its subsidiaries (the “Plan Limit”). If Options or Share Units are forfeited, cancelled or terminate unexercised for any reason, or if Shares awarded under the Plan are reacquired by the Company pursuant to a Forfeiture, then the Shares subject to such Options and Share Units and such reacquired Shares shall be added back to the Plan Limit. The Plan Limit shall not apply to any Unvested Shares or Share Units granted under the Plan pursuant to awards made under any other plan, and such Share Units that are forfeited or Unvested Shares that are reacquired by the Company pursuant to a Forfeiture shall not increase the Plan Limit.

(b) Per Grantee Limitation on Share-Based Awards. In any calendar year, no Grantee may be granted Awards that relate to more than 3 million Shares. This Section 3(b) shall apply only with respect to Awards that are denominated by a specified number of Shares, even if the Award may be settled in cash or a form other than Shares. If the number of Shares ultimately payable in respect of an Award is a function of future achievement of performance targets, then for purposes of this limitation, the number of Shares to which such Award relates shall equal the number of Shares that would be payable assuming maximum performance was achieved.

(c) Per Grantee Limitation on Other Awards. In any calendar year, no Grantee may be granted Awards not otherwise described in Section 3(b) that can be settled for cash, Shares or other consideration having a value in excess of $10 million.

Section 4. Administration of the Plan

(a) Authority of the Administrator. The Plan shall be administered by the Administrator. The Administrator may delegate to officers or managers of the Company or any subsidiary of the Company the authority, subject to such terms as the Administrator shall determine, to perform such functions as the Administrator may determine, to the extent permitted under applicable law. At any time that a member of the Compensation Committee is not a Qualified Member, (i) any action of the Compensation Committee relating to an Award intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Compensation Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an Award granted or to be granted to a Grantee who is then subject to Section 16 of the Securities Exchange Act of 1934 in respect of the Company may be taken either by the Board, a subcommittee of the Compensation Committee consisting of two or more Qualified Members or by the Compensation Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Compensation Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. Other provisions of the Plan notwithstanding, the Board may perform any function of the Administrator under the Plan, and that authority specifically reserved to the Board under the terms of the Plan, the Company’s Articles of Incorporation, By-Laws, or applicable law shall be exercised by the Board and not by the Administrator. The Board shall serve as the Administrator in respect of any Awards made to any non-employee director. The Administrator shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select the Employees to whom Awards may be granted, and the number of Shares or cash-value relating thereto;

(ii) to determine the terms and conditions of any Awards granted under the Plan, including, with respect to Options granted under the Plan, including the exercise price, conditions relating to exercise, and termination of the right to exercise;

(iii) to determine the conditions relating to the Forfeiture of Unvested Shares or Share Units;

(iv) to determine whether any Option shall be an ISO or a Nonqualified Option;

(v) to determine the restrictions or conditions related to the delivery, holding and disposition of Shares issued under the Plan;

(vi) to prescribe the form of each Grant Certificate;

(vii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Administrator may deem necessary or advisable to administer the Plan;

(viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Grant Certificate or other instrument hereunder; and

(ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Administrator may deem necessary or advisable for the administration of the Plan.

(b) Manner of Exercise of Administrator Authority. Any action of the Administrator with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, subsidiaries of the Company, Grantees, or any person claiming any rights under the Plan from or through any Grantee, except to the extent the Administrator may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Administrator must or may make any determination shall be determined by the Administrator, and any such determination may thereafter be modified by the Administrator (subject to Section 14). The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, shall not be construed as limiting any power or authority of the Administrator. The Administrator may delegate to officers or managers of the Company or any subsidiary of the Company the authority, subject to such terms as the Administrator shall determine, to perform such functions as the Administrator may determine, to the extent permitted under applicable law.

(c) Limitation of Liability. The Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to it by any officer or other employee of the Company or any of its subsidiaries, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. To the fullest extent permitted by applicable law, neither the Administrator, any member of the Compensation Committee, nor any officer or employee of the Company acting on their behalf, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and the Administrator, each member of the Compensation Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

Section 5. Awards.

(a) Type of Awards. The Administrator shall have the discretion to determine the type of Awards to be granted under the Plan. Such Awards may be in a form payable in either Shares or cash, including, but not limited to, options to purchase Shares, Shares, and Share units. The Administrator is authorized to grant Awards as a bonus, or to grant Awards in lieu of obligations of the Company or any subsidiary to pay cash or grant other awards under other plans or compensatory arrangements, to the extent permitted by such other plans or arrangements. Shares issued pursuant to an award in the nature of a purchase right (e.g., options) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other awards, or other consideration, as the Administrator shall determine.

(b) Terms and Conditions of Awards. The Administrator shall determine the size of each Award to be granted (including, where applicable, the number of Shares to which an award will relate), and all other terms and conditions of each such award (including, but not limited to, any exercise price, grant price, or purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an award, and any schedule or performance conditions for the lapse of such restrictions or conditions, and accelerations or modifications thereof, based in each case on such considerations as the Administrator shall determine). The Administrator may determine whether, to what extent, and under what circumstances an award may be settled, or the exercise price of an award may be paid, in cash, Shares, other awards, or other consideration, or an award may be canceled, forfeited, or surrendered. The right of a Grantee to exercise or receive a grant or settlement of any award, and the timing thereof, may be subject to such performance conditions as may be specified by the Administrator. The Administrator may use such business criteria and measures of performance as it may deem appropriate in establishing performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Section 11(a) in the case of a Performance Award intended to qualify under Code Section 162(m).

Section 6. Terms Relating to Options.

(a) Generally. Options granted under the Plan shall be subject to the terms of the Plan and such other terms as the Administrator shall set forth in a Grant Certificate. Unless otherwise determined by the Administrator and set forth in a Grant Certificate:

(i) Vesting. Options shall vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant.

(ii) Exercise Price. The exercise price per Share shall be the Fair Market Value of a Share on the date of grant of the Option.

(iii) Termination of Options. Upon the Grantee’s termination of employment with the Company and its subsidiaries for any reason, Options that are not then vested and exercisable (after taking into account any accelerated vesting pursuant to Section 10) shall immediately terminate. Options that are vested and exercisable (after taking into account any accelerated vesting pursuant to Section 10) shall generally remain exercisable until, and terminate upon, the 91st day following such termination of employment; provided, however, that (i) if such termination is for Cause, the Options will terminate immediately, and (ii) if such termination is on account of death, Disability or Retirement, the Options will remain exercisable until, and terminate upon, the first anniversary of such termination. In any event, each Option will terminate upon the tenth anniversary of the date of grant, or such earlier time as may be provided by action of the Administrator pursuant to Section 8.

(iv) Tax Status. Each Option shall be a Nonqualified Option.

(b) Exercise of Options. Only the vested portion of any Option may be exercised. A Grantee shall exercise an Option by delivery of written notice to the Company setting forth the number of Shares with respect to which the Option is to be exercised, together with a certified check or bank draft payable to the order of the Company for an amount equal to the sum of the exercise price for such Shares and any employment tax required to be withheld. The Administrator may, in its sole discretion, permit other forms of payment, including notes or other contractual obligations of a Grantee to make payment on a deferred basis. Before the Company issues any Shares to a Grantee pursuant to the exercise of an Option, the Company shall have the right to require that the Grantee make such provision, or furnish the Company such authorization, necessary or desirable so that the Company may satisfy its obligation under applicable income tax laws to withhold for income or other taxes due upon or incident to such exercise. The Administrator, may, in its discretion, permit such withholding obligation to be satisfied through the withholding of Shares that would otherwise be delivered upon exercise of the Option.

(c) Transferability. No Option may be sold, transferred, assigned, pledged or otherwise encumbered, except by will or the laws of descent and distribution, and an Option shall be exercisable during the Grantee’s lifetime only by the Grantee. Upon a Grantee’s death, the estate or other beneficiary of such deceased Grantee shall be subject to all the terms and conditions of the Plan and Grant Certificate, including the provisions relating to the termination of the right to exercise the Option.

(d) Option Grant Guidelines. Beginning in 2003, the number of Shares subject to Option grants in a particular year will be targeted at 1% of the total outstanding Shares. Option awards will be concentrated among a small number of key employees who, in the opinion of the Administrator, are likely to make the greatest contribution to the creation of shareholder value over the vesting period.

Section 7. Terms Relating to Awards of Shares and Share Units.

(a) Grant and Restrictions. The Administrator may award Shares that either are or are not subject to vesting. Unvested Shares shall be subject to such restrictions on transferability and other restrictions as the Administrator may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Administrator may determine. Except to the extent restricted under the terms of the Plan and any Grant Certificate, a Grantee awarded Unvested Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Unvested Shares or the right to receive dividends thereon. The Administrator may require the Grantee to pay (in cash or such other form as determined by the Administrator) for Shares at a price per Share up to the Fair Market Value thereof. The grant of Shares or the lapse of restrictions on Unvested Shares shall be conditional on the Grantee’s satisfaction of any withholding tax obligation that arises in connection therewith.

(b) Forfeiture. Except as otherwise determined by the Administrator, upon termination of employment or service (as determined under criteria established by the Administrator) during the applicable restriction period, Unvested Shares that are at that time subject to Forfeiture shall be reacquired by the Company or its subsidiaries for such consideration as determined by the Administrator and set forth in a Grant Certificate; provided, however, that the Administrator may provide in any Grant Certificate, or may determine in any individual case, that restrictions or Forfeiture conditions relating to Unvested Shares will be waived in whole or in part in the event of termination resulting from specified causes.

(c) Dividends. Any dividends paid on Unvested Shares shall be either paid at the dividend payment date in cash or in Unvested Shares having a Fair Market Value equal to the amount of such dividends, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional Unvested Shares, other Awards, or other investment vehicles, as the Administrator shall determine or permit the Grantee to elect. Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of Forfeiture to the same extent as the Unvested Shares with respect to which such stock or other property has been distributed, unless otherwise determined by the Administrator.

(d) Bonus Plan Awards. The non-cash portion of an award under the Bonus Plan shall be awarded under this Plan as Unvested Shares, all of which Shares shall subject to Forfeiture upon a Grantee’s termination of employment with the Company and its subsidiaries for any reason prior to the first anniversary of the date the Shares are awarded, two-thirds of which shall be subject to Forfeiture upon any such termination on or after such first anniversary, but prior to the second anniversary of the date of grant, and one-third of which shall be subject to Forfeiture upon any such termination on or after such second anniversary, but prior to the third anniversary of the date of grant, except as otherwise provided in an employment agreement between the Grantee and the Company or its subsidiaries.

(e) Share Units. In lieu of awarding Shares under the foregoing provisions of this Section 7 (including Section 7(d)), the Administrator may award “Share Units”, which represent the right of the Grantee to receive delivery of a specified number of Shares at a future date or upon the occurrence of a future event as specified by the Administrator, subject to satisfaction by the Grantee of the same vesting conditions that would have been imposed had the award been in the form of Unvested Shares. The Grantee shall have no rights or obligations as a shareholder unless and until Shares are actually delivered upon maturity of the Share Unit award.

Section 8. Adjustment Upon Changes in Capitalization

In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, incorporation, spin-off, combination, repurchase, exchange of Shares or other securities, dividend or distribution of Shares or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, sale or purchase of assets or other similar transactions or events, affects the Shares such that an adjustment is, in the sole discretion of the Administrator, appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Administrator shall equitably adjust any or all of (i) the number and kind of securities deemed to be available thereafter for grants of awards under Section 3, (ii) the number and kind of securities subject to Unvested Shares, Share Units or outstanding Options, and (iii) the exercise price per Share. In addition, the Administrator is authorized to make adjustments in the terms and conditions of, and the criteria included in, Unvested Shares, Share Units or Options (including, without limitation, cancellation of Options and Share Units in exchange for the intrinsic (i.e., in-the-money) value, if any, of the vested portion thereof, or substitution of Unvested Shares, Share Units or Options using securities or other obligations of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, a Sale or an event described in the preceding sentence) affecting the Company or any subsidiary of the Company or the financial statements of the Company or any subsidiary of the Company, or in response to changes in applicable laws, regulations, or accounting principles.

Section 9. Restrictions on Shares.

(a) Restrictions on Issuing Shares. No Shares shall be issued or transferred to an Employee under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Administrator. The Administrator shall have the right to condition the award or delivery of Shares or exercise of any Option on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the Shares issued or transferred thereunder as the Administrator shall deem necessary or advisable as a result of any applicable law, regulation, official interpretation thereof, or any underwriting agreement.

(b) Repurchase Right. Unless otherwise provided in an employment agreement between the Company or any of its subsidiaries and the Grantee, the Company shall have the right (but not the obligation) to repurchase any or all of the Shares acquired by a Grantee under the Plan upon a Grantee’s termination of employment with the Company and its subsidiaries for any reason. Such right shall be exercisable by the Company during the 90 day period following the later of the date of termination or the date the Grantee acquires the Shares, or such longer period as may be necessary so that the exercise of such right does not give rise to a compensation expense pursuant to Accounting Principles Board Opinion 25 (or any successor thereto). The price per Share to be paid by the Company should it choose to exercise its repurchase right shall equal the Fair Market Value per Share; provided, however, that if the reason for the Grantee’s termination of employment constitutes Cause, then the price per Share to be paid by the Company shall equal the lesser of the price per Share paid by the Grantee (if any), or the Fair Market Value per Share. The Company’s repurchase right shall lapse upon an IPO, except where such repurchase right arises by reason of the Grantee’s termination of employment for Cause.

(c) Shareholders’ Agreement. As a condition to the grant of an Option, Shares or Share Units, or as a condition to the delivery of any Share pursuant to a Share Unit or upon exercise of an Option, the Administrator shall have the right to require that the Grantee become a party to the Primus Guaranty, Ltd. Shareholders’ Agreement, dated March 14, 2002, as the same may be amended from time to time.

(d) Transfer of ISO Shares. The Grantee shall notify the Company of any transfer of Shares that were acquired upon exercise of an ISO that occurs within one year of such exercise or two years of the date the ISO was granted.

(e) Certificates for Shares. Shares issued under the Plan may be evidenced in such manner as the Administrator shall determine. If certificates representing Shares are registered in the name of a Grantee, such certificates may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares, and the Company may retain physical possession of the certificates, in which case the Grantee shall be required to have delivered a power of transfer to the Company, endorsed in blank, relating to the Shares.

Section 10. Acceleration of Vesting.

All Options, Share Units and Unvested Shares held by a Grantee shall become (i) fully vested upon a termination of the Grantee’s employment with the Company and its subsidiaries by reason of the Grantee’s death, Disability or Retirement, and (ii) fully vested immediately upon a Change in Control.

Section 11. Performance Awards

(a) Performance Awards Granted to Designated Covered Employees. If the Administrator determines that an Award to be granted to an eligible person who is designated by the Administrator as likely to be a Covered Employee (as defined below) should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Award (a “Performance Award”) shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 11(a). This Section 11(a) shall not apply to Awards that otherwise qualify as “performance-based compensation” by reason of Regulation §1.162-27(e)(2)(vi) (relating to certain stock options and stock appreciation rights).

(i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Administrator consistent with this Section 11(a). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Administrator result in the achievement of performance goals being “substantially uncertain.” The Administrator may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Grantee or to different Grantees.

(ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions, or other business units of the Company (where the criteria are applicable), shall be used by the Administrator in establishing performance goals for such Performance Awards: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on invested capital, return on equity; profitability; (6) economic value added (“EVA”); (7) operating margins or profit margins; (8) income or earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, and extraordinary or special items; net income; (9) total stockholder return or stock price; (10) book value per share; (11) expense management; improvements in capital structure; working capital; costs; (12) any of the above goals as compared to the performance of a published or special index deemed applicable by the Administrator including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparator companies; and (13) Economic Results or such measures as the Compensation Committee may deem appropriate. EVA means the amount by which a business unit’s earnings exceed the cost of the equity and debt capital used by the business unit during the performance period, as determined by the Administrator. Income of a business unit may be before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, and general and administrative expenses for the performance period, if so specified by the Administrator.

(iii) Performance Period; Timing for Establishing Performance Award Terms. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Administrator. Performance goals, amounts payable upon achievement of such goals, and other material terms of Performance Awards shall be established by the Administrator (i) while the performance outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period.

(iv) Performance Award Pool. The Administrator may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 11(a)(ii) hereof during the given performance period, as specified by the Administrator in accordance with Section 11(a)(iii) hereof. The Administrator may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In such case, Performance Awards may be granted as rights to payment of a specified portion of the Award pool, and such grants shall be subject to the requirements of Section 11(a)(iii).

(v) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Shares, other Awards, in the discretion of the Administrator. The Administrator may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 11. The Administrator shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Grantee prior to the end of a performance period or settlement of Performance Awards.

(vi) Impact Of Extraordinary Items Or Changes In Accounting. To the extent applicable, the determination of achievement of performance goals for Performance Awards shall be made in accordance with U.S. generally accepted accounting principles (“GAAP”) and a manner consistent with the methods used in the Company’s audited financial statements, and, unless the Committee decides otherwise within the period described in Section 11(a)(ii), without regard to (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP, (ii) changes in accounting methods, or (iii) non-recurring acquisition expenses and restructuring charges. Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per share basis), the Administrator may, within the period described in Section 11(a)(ii), provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings for a previously completed period as specified by the Administrator.

(b) Written Determinations. Determinations by the Administrator as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the achievement of performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing. Specifically, the Administrator shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), prior to settlement of each Performance Award, that the performance goals and other material terms of the Performance Award upon which settlement of the Performance Award was conditioned have been satisfied. The Administrator may not delegate any responsibility relating to such Performance Awards, and the Board shall not perform such functions at any time that the Compensation Committee is composed solely of Qualified Members.

(c) Status of Section 11(a) Awards under Code Section 162(m). It is the intent of the Company that Performance Awards under Section 11(a) constitute “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 11(a), 11(b) and 11(c), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Administrator cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term “Covered Employee” as used herein shall mean only a person designated by the Administrator, at the time of grant of a Performance Award, as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan as in effect on the date of adoption of any agreements relating to Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

Section 12. General Provisions

(a) Each Award shall be evidenced by a Grant Certificate. The terms and provisions of such certificates may vary among Grantees and among different Awards granted to the same Grantee.

(b) The grant of an Award in any year shall not give the Grantee any right to similar grants in future years, any right to continue such Grantee’s employment relationship with the Company or its subsidiaries (for the applicable vesting period or otherwise), or, until Shares are issued pursuant to the exercise of an Option or maturity of a Share Unit, any rights as a shareholder of the Company. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect. For purposes of the Plan, a sale of any subsidiary of the Company that employs a Grantee shall be treated as the termination of such Grantee’s employment unless such Grantee remains employed by the Company or another subsidiary of the Company.

(c) No Grantee, and no beneficiary or other persons claiming under or through the Grantee, shall have any right, title or interest by reason of any award under the Plan to any particular assets of the Company or subsidiaries of the Company, or any Shares allocated or reserved for the purposes of the Plan or subject to any award except as set forth herein. The Company shall not be required to establish any fund or make any other segregation of assets to assure satisfaction of the Company’s obligations under the Plan.

(d) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan or of any amendment to shareholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

Section 13. Effective Date; Amendment or Termination

The Plan shall be effective upon its adoption by the Board of Directors of the Company. The Administrator may, at any time, alter, amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall adversely affect the rights of Grantees with respect to Awards previously granted hereunder. The Administrator shall also have the authority to establish separate sub-plans under the Plan with respect to Grantees resident in a particular jurisdiction (the terms of which shall not be inconsistent with those of the Plan) if necessary or desirable to comply with the applicable laws of such jurisdiction.

Unless earlier terminated by the Administrator, the Plan shall terminate on the day before the tenth anniversary of the later of the date the Company’s shareholders originally approved the Plan or the date of any subsequent shareholder approval of the Plan. Upon any such termination of the Plan, no new authorizations of grants of Awards may be made, but then-outstanding Awards shall remain outstanding in accordance with their terms, and the Administrator otherwise shall retain its full powers under the Plan with respect to such Awards.